Exhibit 99

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Update on Stock Repurchase Program

East Syracuse, New York (May 5, 2009) – Beacon Federal Bancorp, Inc. (NASDAQ Global Market “BFED”) (“the Company”) announced today that its Board of Directors has authorized a third stock repurchase program to purchase an additional 5% of its outstanding shares, or up to 345,765 shares.  Pursuant to the earlier repurchase programs the company has purchased an aggregate of 747,079 shares at a weighted average cost of $8.15.  The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.  Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Mr. Ross J. Prossner, President and Chief Executive Officer of the Company, stated, “With the market price of our stock continuing to trade below our per share book value, our Board of Directors believes that it is an appropriate time to initiate another stock repurchase program, our third as a public company. We believe that, in light of our strong capital position, the new share repurchase plan approved by the Board will enhance shareholder value."

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in East Syracuse, New York, with six full-service branches in Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Randy J. Wiley
Treasurer
Beacon Federal Bancorp, Inc.
5000 Brittonfield Parkway
East Syracuse, NY 13057
(315) 433-0111 x 1550